UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2023

Apollo Global Management, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41197	86-3155788
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street, 42nd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modification of Rights of Security Holders.

On August 11, 2023, Apollo Global Management, Inc. (the “Company”) issued 28,750,000 shares, or $1.438 billion aggregate liquidation preference, of its 6.75% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”) (including 3,750,000 shares, or $187.5 million aggregate liquidation preference, of the Mandatory Convertible Preferred Stock issued upon exercise by the underwriters of the over-allotment option in full) pursuant to a previously announced underwritten public offering (the “Offering”). The Offering was upsized from the previously announced size of 20,000,000 shares, or $1.0 billion aggregate liquidation preference, of the Mandatory Convertible Preferred Stock. In connection with the issuance of the Mandatory Convertible Preferred Stock, the Company filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware on August 11, 2023 to establish the designations, powers, preferences and rights of the Mandatory Convertible Preferred Stock and the qualifications, limitations and restrictions thereof, including the dividend rate, the amount payable with respect thereto in the event of the Company’s voluntary or involuntary liquidation, winding-up or dissolution, restrictions on the issuance of shares of the same series or of any other class or series, the terms and conditions of conversion of the Mandatory Convertible Preferred Stock and the voting rights of the Mandatory Convertible Preferred Stock. The Certificate of Designations became effective upon such filing.

Subject to certain exceptions, so long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution will be declared or paid on shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), or any other class or series of stock ranking junior to the Mandatory Convertible Preferred Stock, and no Common Stock or any other class or series of stock ranking junior to or on parity with the Mandatory Convertible Preferred Stock will be purchased, redeemed, or otherwise acquired for consideration by the Company or any of its subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in cash, shares of Common Stock or a combination thereof, or a sufficient sum of cash or number of shares of Common Stock has been set aside for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. In addition, when dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any dividend payment date (or, in the case of any parity stock having dividend payment dates different from such dividend payment dates on a dividend payment date falling within a regular dividend period related to such dividend payment date), or (ii) have been declared but a sum of cash or number of shares of Common Stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable regular record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of parity stock shall be allocated pro rata among the holders of the shares of Mandatory Convertible Preferred Stock and the holders of any shares of parity stock then outstanding.

Unless converted earlier in accordance with the terms of the Certificate of Designations, each share of the Mandatory Convertible Preferred Stock will automatically convert on the mandatory conversion date, which is expected to be July 31, 2026, into between 0.5052 shares and 0.6062 shares of Common Stock, in each case, subject to customary anti-dilution adjustments described in the Certificate of Designations. The number of shares of Common Stock issuable upon conversion will be determined based on the average volume weighted average price per share of Common Stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to July 31, 2026.

Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Company’s board of directors, or an authorized committee thereof, at an annual rate of 6.75% on the liquidation preference of $50.00 per share of Mandatory Convertible Preferred Stock, and may be paid in cash or, subject to certain limitations, in shares of Common Stock or, subject to certain limitations, any combination of cash and shares of Common Stock. If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on January 31, April 30, July 31 and October 31 of each year to, and including, July 31, 2026, commencing on October 31, 2023.

Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for six or more dividend periods, whether or not consecutive, then, subject to the other provisions of the Mandatory Convertible Preferred Stock, the authorized number of directors on the Company’s board of directors will, at the next annual meeting of stockholders or at a special meeting of stockholders, if any, automatically increase by two and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with the holders of each class or series of voting parity stock, if any, will be entitled to vote for the election of two directors to fill such two new directorships at the Company’s next annual meeting of stockholders or at a special meeting of stockholders, if any.

Holders of the Mandatory Convertible Preferred Stock will have the option to convert all or any portion of their shares of Mandatory Convertible Preferred Stock at any time prior to the mandatory conversion date. Early conversions that are not in connection with a Fundamental Change (as defined in Certificate of Designations) will be settled at the minimum conversion rate of 0.5052 shares of Common Stock per share of the Mandatory Convertible Preferred Stock (subject to anti-dilution adjustments). In addition, the conversion rate applicable to any such early conversion may in certain circumstances be increased to compensate holders of the Mandatory Convertible Preferred Stock for certain unpaid accumulated dividends.

If a Fundamental Change occurs on or prior to July 31, 2026, then holders of the Mandatory Convertible Preferred Stock will be entitled to convert all or any portion of their Mandatory Convertible Preferred Stock at the Fundamental Change Conversion Rate (as defined in the Certificate of Designations) for a specified period of time and to also receive an amount to compensate them for certain unpaid accumulated dividends and any remaining future scheduled dividend payments.

The Mandatory Convertible Preferred Stock will not be subject to redemption at the Company’s option.

Upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $50.00 per share of Mandatory Convertible Preferred Stock, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of the Company’s assets legally available for distribution to its stockholders after satisfaction of debt and other liabilities owed to the Company’s creditors and holders of shares of its stock ranking senior to the Mandatory Convertible Preferred Stock and before any payment or distribution is made to holders of any stock ranking junior to the Mandatory Convertible Preferred Stock, including, without limitation, Common Stock.

The foregoing description of the terms of the Mandatory Convertible Preferred Stock and the Certificate of Designations in this Item 3.03 is qualified in its entirety by reference to the Certificate of Designations, which is attached hereto as Exhibit 3.1 and is incorporated by reference into this Current Report on Form 8-K and the Registration Statement (as defined below).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

Item 8.01	Other Events.

The information set forth above under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 8.01.

The Offering was registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a registration statement on Form S-3ASR (File No. 333-271275) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2023. The terms of the Offering are described in a Prospectus dated April 14, 2023, as supplemented by a Prospectus Supplement dated August 8, 2023.

On August 8, 2023, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, relating to the Offering, which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

The legality opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, issued in connection with the Offering, is attached hereto as Exhibit 5.1 and is incorporated by reference into the Registration Statement.

The net proceeds from the Offering were approximately $1,402 million, after deducting underwriting discounts but before offering expenses payable by the Company.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy shares of the Company’s Mandatory Convertible Preferred Stock, Common Stock or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of 6.75% Series A Mandatory Convertible Preferred Stock of Apollo Global Management, Inc.

4.1	Form of 6.75% Series A Mandatory Convertible Preferred Stock Certificate (included within Exhibit 3.1)

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the shares of Mandatory Convertible Preferred Stock, dated August 11, 2023

23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

99.1	Underwriting Agreement relating to the Mandatory Convertible Preferred Stock, dated as of August 8, 2023, among Apollo Global Management, Inc. and Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the underwriters

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, INC.

Date: August 11, 2023	By:	/s/ Jessica L. Lomm
	Name:	Jessica L. Lomm
	Title:	Vice President & Secretary